For Additional Information Contact:

Patient Safety Institute
Johnny Walker
Chief Executive Officer
(972) 444-9800
info@ptsafety.org

LabCorp
Pam Sherry
Senior Vice President
Investor Relations
336-436-4855
Investor@labcorp.com

LabCorp and Patient Safety Institute Partner to Improve Access to
Laboratory Test Results and Preserve Patient Privacy

Alliance Will Leverage Medicity Technology to Serve Patients in the State of Delaware

PLANO, Texas and BURLINGTON, North Carolina, July 21, 2003-The Patient Safety Institute (PSI) a leader in patient information, safety and healthcare connectivity, and Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE:LH), a pioneer in commercializing new diagnostic technologies, announced today an agreement to work together to provide clinical laboratory results to physicians via PSI's secure, patient-centered, point-of-care information system (PSI System). Initially, the alliance will focus on providing this capability to physicians in Delaware as part of the first statewide clinical information sharing utility, which was announced on July 8th. PSI's Supporting Partner, Medicity Inc., will play a key role in providing technology to the partnership and in facilitating the Delaware initiative.

The goal of this alliance is to ensure that all physicians who participate in the PSI System, beginning with the Delaware network, have access to updated laboratory results for patients who grant permission for sharing of their data.

LabCorp maintains a nationwide network of state-of-the-art medical testing laboratories and offers more than 4,000 clinical tests. Laboratory test results, like those provided by LabCorp, influence thousands of critically important decisions made by patients, doctors and other health care professionals each day. By virtue of its broad range of capabilities, LabCorp goes well beyond the traditional role of a clinical lab, and acts as an active partner in enabling medical professionals to leverage the latest diagnostic technology to help preserve patient health and improve quality of life.

"LabCorp shares PSI's vision for improving the quality of clinical care, reducing cost and enhancing customer service for all participants in today's health delivery system," said LabCorp Executive Vice President for Sales and Marketing, Stevan R. Stark. "By remaining committed to embracing new technologies that improve clinical information access, LabCorp seeks to provide the highest quality test ordering and results reporting solutions possible for doctors who need the information in real time. This exciting new partnership with Patient Safety Institute allows LabCorp to increase physician access to critical information at the point of care."

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PSI is dedicated to improving healthcare quality and reducing healthcare costs by providing, upon consent of the patient, real-time access to clinical information for patients, hospitals and physicians at the point of care. Under a national collaborative governance model, patient, physician and hospital leaders have come together to create a trusted third party that can harness the power of emerging technology and apply it to the sharing of clinical information.

"The ability to incorporate test results from LabCorp into the PSI Network is crucial to physicians who rely on this information for making patient care decisions," said Johnny Walker, CEO of PSI. "Working with our partner, Medicity Inc, we are able to quickly incorporate this functionality for the Delaware statewide network."

"The alliance between LabCorp and PSI brings an important capability to the Delaware statewide PSI network," said Kipp Lassetter, MD, CEO of Medicity Inc. "As the physician portal partner for the Medical Society of Delaware, Medicity is pleased to be able to help facilitate this important relationship."

"The partnership of PSI and LabCorp advances the Medical Society of Delaware's goal of improving patient care through real-time statewide clinical information sharing," added Mark Meister, Executive Director of the Medical Society of Delaware. "Improved access to critical information at the point of care is an important part of Delaware physicians continuing desire and quest to provide higher quality medical care in the most efficient manner."

About Patient Safety Institute:

Patient Safety Institute is a non-profit, patient-oriented and community driven organization that is dedicated to providing confidential, real-time access to critical clinical information to patients, hospitals and physicians at the point of care. Under a collaborative governance model, patient, physician and hospital leaders have united to combine the power of new and emerging technologies with the strength of patient-provider relationships to improve the quality of care and lower health care costs. For more information on PSI, please visit www.ptsafety.org.

About LabCorp:

The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America-Registered Trademark-Holdings (LabCorp-Registered Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.5 billion in 2002 and over 24,000 employees, the Company offers more than 4,000 clinical tests ranging from routine blood analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park, North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. DIANON Systems, its Anatomic Pathology Center of Excellence, is a leader in oncology and genetic testing, and National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories. For more information on LabCorp, please visit www.labcorp.com.

Each of the above forward-looking statements by LabCorp is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC filings.

About Medicity:

Medicity Inc. was created to wed its founders' intimate knowledge of physician workflow and clinical systems with secure web portal technology. The result is a company that provides comprehensive web solutions to solve the complex connectivity problems facing today's healthcare organizations. Medicity serves such large customers as Laboratory Corporation of America Holdings (LabCorp), Unilab, Kindred Healthcare, IASIS Healthcare, Medical Society of Delaware, and Catholic Healthcare West. For more information about Medicity, contact 801.322.4444 or visit www.medicity.com.